UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

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Phoenix Footwear Group, Inc.

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Phoenix Footwear Group, Inc. Sets Record Date for Reverse/Forward Stock Split

CARLSBAD, Calif., January 21, 2011 — Phoenix Footwear Group, Inc. (AMEX: PXG), (the “Company”) announced today that it has set a record date of January 31, 2011 for stockholders of record affected by the proposed reverse split of the Company’s common stock intended to take the Company private. The reverse split and forward split described below are to be considered by stockholders at the upcoming Special Meeting of Stockholders on January 28, 2011. If approved by stockholders, each 200 shares of the Company’s common stock will be converted under the terms of the reverse split into one share of common stock and holders of record with fewer than 200 shares of common stock on the record date will receive cash of $.75 per pre-split share.

Immediately following the reverse split, the Company will effect a 200-for-1 forward split so that the number of shares held by each holder of at least one share of common stock following the reverse split will ultimately be unchanged. We refer to the reverse split, forward split, and the related payments to stockholders holding fewer than 200 pre-split shares as the “Reverse/Forward Split.”

The anticipated result of the Reverse/Forward Split will be to reduce the number of our stockholders of record to fewer than 300. The Company intends to cease filing periodic reports with the Securities and Exchange Commission as soon as practicable following the Reverse/Forward Split.

Additional Information

The stock split is subject to stockholder approval. The Board of Directors has the authority to delay or abandon the implementation of the Reverse/Forward Split at any time prior to the record date, with or without stockholder approval. The Company has filed a definitive proxy statement and other relevant documents with the SEC with respect to the planned stock split and deregistration and other matters to be addressed at a special meeting of stockholders. INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION. Investors may obtain the proxy statement, and any other relevant documents, free of charge at the Securities and Exchange Commission’s website, http://www.sec.gov and at www.envisionreports.com/pxg. Copies of the proxy statement, and other relevant documents, can also be obtained by directing a request to the Company at 5840 El Camino Real, Suite 106, Carlsbad, California 92008, Attention: Corporate Secretary. The respective directors and executive officers of Phoenix Footwear Group, Inc., including its Chairman and Chief Executive Officer, James R. Riedman, may be deemed to be participants in the solicitation of proxies with respect to the special meeting. Information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, are contained in the proxy statement and other relevant materials filed with the Securities and Exchange Commission.

About Phoenix Footwear Group, Inc.

Phoenix Footwear Group, Inc., headquartered in Carlsbad, California, specializes in quality comfort women’s and men’s footwear with a design focus on fitting features. Phoenix Footwear designs, develops, markets and sells footwear in a wide range of sizes and widths under the brands Trotters®, SoftWalk®, and H.S. Trask®. These brands are primarily sold through department stores, leading specialty and independent retail stores, mail order catalogues and internet retailers and are carried by approximately 650 customers in over 900 retail locations throughout the U.S. Phoenix Footwear has been engaged in the manufacture or importation and sale of quality footwear since 1882.

Forward-Looking Statements

This press release contains certain forward-looking statements. These forward-looking statements include, but are not limited to, statements preceded by, followed by or that include the words “believes,” “could,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “projects,” “seeks,” “exploring,” or similar expressions. Such statements are subject to certain risks and uncertainties which could cause actual results to differ materially from results presently anticipated or projected. Phoenix Footwear cautions you not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Readers are advised that the Phoenix Footwear’s actual results may differ materially from any opinions or statements expressed with respect to future periods in any current statements in this press release or in our other filings with the Securities and Exchange Commission, all of which are available at the SEC’s website at http://www.sec.gov. Many of these risks and uncertainties are discussed in Phoenix Footwear’s annual report on Form 10-K for the year ended January 2, 2010, filed with the SEC on March 31, 2010, and in reports we have subsequently filed with the SEC, provided that the forward looking statement safe harbor provisions of the Private Securities Litigation Reform Act of 1995 do not apply to any forward-looking statements the Company makes in connection with this transaction.

Contact:

Dennis T. Nelson

Chief Financial Officer

Phoenix Footwear Group, Inc.

(760) 602-9688